Exhibit 10.2

EXECUTION VERSION

CORPORATE SPONSORSHIP AND

MANAGEMENT SERVICES AGREEMENT

THIS CORPORATE SPONSORSHIP AND MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of November 20, 2006, by and between QUEPASA CORPORATION, a Nevada corporation (together with its subsidiaries, the “Sponsor”), MEXICANS & AMERICANS THINKING TOGETHER FOUNDATION, INC., a Delaware not-for-profit corporation (the “Organization”), and MEXICANS & AMERICANS TRADING TOGETHER, INC., a Delaware corporation (the “Guarantor”).

WHEREAS, the Sponsor operates a bicultural (Spanish/English) Internet portal and online community primarily aimed at the United States Hispanic market (the “Business”);

WHEREAS, the Organization operates a bicultural (Spanish/English) Internet portal and online community primarily aimed at the United States Hispanic market for the purpose of encouraging bi-cultural Mexicans and Americans to think together and take action to understand and solve the major problems of Mexico and the United States for the benefit of people of both nations, informing people of both nations about issues, stimulating discussion and feedback, collecting data and ultimately crafting proposals for solutions that are presented to community leaders, policy makers, and other interested parties (the “Organization Purpose”);

WHEREAS, the Sponsor desires to support the Organization and the Organization Purpose by providing the Services (as defined herein) on favorable terms and the commitment to make contributions on the terms and subject to the conditions set forth herein;

WHEREAS, the Guarantor and its affiliates have already expended substantial sums for the formation and development of the Organization and the Guarantor desires to further support the Organization and the Organization Purpose by guaranteeing the Organization’s obligations to pay the Costs and Expenses hereunder;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Representations and Warranties of the Parties. Each party hereto represents and warrants to each other party hereto as follows:

1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

1.2 Authority. Such party has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by such party and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party and no further action is required by such party in connection herewith. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

1.3 No Conflict. The execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of such party’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which such party is a party or by which any property or asset of such party is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such party is subject (including federal and state securities laws and regulations and the CAN-SPAM Act of 2003), or by which any property or asset of such party is bound or affected.

1.4 Consents and Approval. No consent, approval, authorization or order of, or any filing (other than by the Sponsor and the Guarantor with the Securities and Exchange Commission and by the Organization with the Internal Revenue Service) by such party or declaration with, any court or governmental agency or body is required in connection with the execution and delivery by such party of this Agreement, the consummation by such party of the transactions contemplated hereby, or the performance by such party of its obligations hereunder.

1.5 Warranties by Sponsor. The Sponsor represents and warrants to the Organization throughout the term of this Agreement as follows:

(a) Service Warranty. The Web Services to be performed by it shall be performed in a timely, reputable and competent manner in accordance with prevailing commercially reasonable professional standards.

(b) Intellectual Property Warranty. To the knowledge of the Sponsor, the Sponsor Tools (as defined below), the provision of Web Services by the Sponsor and its subcontractors to the Organization, including the development, operation, maintenance and enhancement of the Site and all software programs operated on the Site, do not and shall not infringe or breach any intellectual property rights of another person or entity. Sponsor has not received any notice of nor is Sponsor aware of any basis for any claim of such infringement against the Sponsor or any entity from which the Sponsor has obtained such rights.

(c) Performance. The software and Site shall comply in all material respects, and operate in substantial conformance, with the descriptions and representations regarding the software and Site (including performance and other capabilities, completeness, characteristics, specifications, configurations, standards, functions, materials, components and requirements) that are set forth in this Agreement and the Specifications set forth in Exhibit A. The software and Site will be of high quality and free of defects in material and workmanship in all material respects. The Sponsor agrees to fix at its own expense any errors, defects, bugs, viruses, design flaws and similar inherent problems in the software and Site, including upgrades.

(d) Third Party Software. Sponsor shall take commercially reasonable measures to ensure that all third-party products provided or used by the Sponsor in connection with the Web Services provided hereunder do not infringe upon any third party’s intellectual property rights, nor make use of any misappropriated trade secrets.

(e) Ownership Warranty. The Sponsor represents and warrants that the Sponsor owns, free and clear of all liens and encumbrances, all right, title and interest, including any intellectual property rights, in and to the tangible property and technology and the like that the Sponsor intends to use or uses to provide the Web Services (including the source code), or has received appropriate licenses, leases or other rights from third parties to permit such use.

(f) No Virus. All software developed, created or used pursuant to this Agreement, will not contain any program, routine, device or other undisclosed feature, including without limitation, a so-called time bomb, virus, date disabling code, software lock, or other harmful code, defect or design flaw which is designed to delete, disable, deactivate, interfere with or otherwise harm any software, program, data, system or service, or which is intended to provide unauthorized modifications.

(g) Warranty Against Disabling of the Site. No portion of the Site will contain any protection feature designed to prevent its use; and the Sponsor will not impair the operation of the Site in any way other than by order of a court of law.

(h) Warranties of Compatibility:

(i) All software incorporated into the Site and the Sponsor’s system will be fully compatible with the server on which the Site are loaded;

(ii) All data stored on the Site and the Sponsor’s system will be reasonably free of content errors and omissions; and

(iii) The Site shall be designed for use by visitors with little or no training.

(i) Open Source Warranty. None of the Site, Deliverables or Source Code is or will be subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or conditions the use, operation, publication, reproduction or distribution of the Site on the disclosure, licensing or distribution of any Source Code for any portion of the Site; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Organization to use, operate, publish, reproduce or distribute the Site.

(j) Warranty of Expertise. The Sponsor is highly skilled and experienced in designing, producing, hosting and maintaining Web sites, and also possesses the expertise needed to develop, host and maintain the Site. The Sponsor acknowledges that the Organization is relying upon the skill and expertise of the Sponsor for the performance of this Agreement. The Sponsor represents and warrants that it has or will have unrestricted access to all necessary equipment, and that it is staffed and administratively supported in a manner sufficient to fulfill the Sponsor’s obligations under this Agreement.

2. Provision of Services.

2.1 Provision of Services. During the Term, the Sponsor shall develop, operate and host the Organization’s Internet website located at <www.matt.org> and provide to the Organization all services necessary to conduct such operations, including technical support and maintenance services and other services necessary to grow and advance the Organization Purpose through the Organization’s Internet website (collectively, the “Services”), including the following Web Services (as defined below):

2.2 Development Services.

(a) Services. The Sponsor agrees to perform and provide to the Organization services for design, development, implementation, support and hosting of a Website (“Site”) that the Organization desires to make available on the Internet, as set forth on Exhibit A, which exhibit shall be finally agreed upon between the parties after joint consultation (“Scope of Work”). The Scope of Work, Specifications (as defined below), Deliverables (as defined below) and all Services set forth in this Section 2 and all Exhibits hereto are collectively referred to as the (“Web Services.”) The Organization will have and retain ultimate and final editorial control over the Site, including determining whether to launch or maintain the Site on the Internet. Except as specified herein or otherwise agreed to in writing by the parties, the Sponsor shall not host any content on the Site without the Organization’s prior written consent.

(b) The Site and Specifications. The Sponsor shall design, author and develop the Site in accordance with the Scope of Work and the specifications detailed in Exhibit A, which shall be finally agreed upon between the parties after joint consultation (“Specifications”). Exhibit B shall provide a schedule of deliverables including, without limitation, the Beta Version of the Site, Design (as defined below), Source Code (as defined below), Upgrades and Modifications, and the final version of the Site (“Deliverables”), setting forth the time table for the Sponsor’s provision of the Web Services (“Deliverable Schedule”). The Site may incorporate certain developer’s tools provided by the Sponsor which include, without limitation, computer software (in object and source code form), script, programming code, data and HTML code (the “Sponsor Tools”). Sponsor may also create and provide images, illustrations, graphics, designs, data, multimedia files, information and/or text for inclusion in the Site (“Created Content”), which Created Content shall be work for hire and considered part of the Deliverables. The Site shall also incorporate the materials provided by the Organization including, without limitation, trademarks or service marks, images, illustrations, graphics, multimedia files and/or text (“Organization Content”), provided that the Organization delivers such Organization Content to the Sponsor promptly and in such media and/or electronic file format(s) designated by the Sponsor. The Sponsor shall not distribute, copy, reproduce, redistribute, delete, edit, alter, modify, or make any use of Organization Content except as specifically set forth in this Agreement. The Organization shall not distribute, copy, reproduce, redistribute, delete, edit, alter, modify, or make any use of the Sponsor Tools except as specifically permitted and set forth in this Agreement.

(c) Source Code. Simultaneously with its delivery of the Site to the Organization, the Sponsor shall deliver a true, accurate and complete copy of all source code or password protected interpretive code relating to the Site, including without limitation, source files and screen layouts of each of the web pages of the Site (“Source Code”). As new Source Code is developed, the Sponsor will deliver a new copy of the Source Code to the Organization within two (2) weeks from creation of such new Source Code. For avoidance of doubt, all Source Code delivered to Organization shall also include Sponsor Code (as defined below) contained in the Sponsor Tools.

2.3 Licenses.

(a) Grant of License to Sponsor. The Organization grants to the Sponsor, and the Sponsor accepts from the Organization, a non-exclusive, worldwide, royalty-free, non-transferable, limited license during the Term of this Agreement to edit, modify, adapt, translate, exhibit, publish, transmit, copy, prepare derivative works from, distribute, perform, display and use any Organization Content solely as expressly permitted in this Agreement in connection with the Site and/or the Sponsor’s performance under this Agreement.

(b) Grant of License to the Organization. The Sponsor grants to the Organization, and the Organization accepts from the Sponsor, a perpetual, non-terminable, non-transferable, non-exclusive, royalty-free, paid in full, sublicensable, worldwide, irrevocable license to copy, perform, display, create derivate works from and distribute on the Internet and use for the Organization Purpose the Sponsor Tools.

(c) Source Code Ownership and License. The Source Code is a Deliverable and considered a work for hire; accordingly, all Source Code shall be owned by the Organization except for such Source Code that was pre-existing as part of the Sponsor Tools (“Sponsor Code”). Sponsor hereby grants to the Organization a perpetual, nontransferable, non-exclusive, royalty-free, sublicensable, worldwide, irrevocable license (for which the Organization has paid in full) to use the Sponsor Code for the Site, including without limitation each of the web pages furnished to the Organization by the Sponsor. The license granted hereunder shall authorize the Organization, inter alia, to modify, adapt, change, enhance or update the Sponsor Code for the Site and each of the web pages to create related or derivative works and compile the resulting source code to create object code thereof, and to allow employees and consultants of the Organization to have access to the Sponsor Code for the Site and web pages to be able to accomplish any of these purposes.

(d) License to Sponsor for Source Code. The Sponsor shall have the non-exclusive, perpetual, worldwide, fully paid, royalty-free, irrevocable, limited right to use any Created Content and Source Code developed by Sponsor for Organization in connection with the Deliverables or Site for Sponsor’s business purposes, except for any Source Code related to or underlying the Site’s “Look and Feel” and Organization Content; provided, however, that

Sponsor may not use any Created Content or Source Code for the creation, development, design or hosting of any third party website.

2.4 Site Development and Delivery.

(a) Deliverables. Upon the Sponsor’s receipt of all Organization Content identified in the Specifications in Exhibit A the Sponsor shall commence the development and design Services and prepare for the Organization’s review and approval mockup designs (“Design”) for the homepage, as well as back page template, both of which shall be delivered to the Organization in accordance with the Deliverable Schedule in Exhibit B. Upon Design approval, the Sponsor will commence development of a preliminary working copy of the Site (“Beta Version”), which shall be delivered to the Organization in accordance with the Deliverable Schedule. Following activation of the Beta Version, the Sponsor shall commence development of the Site which shall be delivered to the Organization in accordance with the Deliverable Schedule.

(b) Revisions. Upon delivery of each of the Design, the Beta Version and the Site to the Organization, the Organization shall have thirty (30) business days to review and provide a written request for revisions, if desired. Upon receipt of such request for revision, the Sponsor shall promptly implement the requested revisions that are within the Scope of Work and the Specifications. If further revisions are requested by the Organization, the parties shall repeat this process as expeditiously as possible, until such time as the Organization accepts the Site as a final version.

(c) Upgrades; Modifications. The Sponsor shall provide all upgrades and modifications to the Site. All such upgrades and modifications shall be considered part of the Deliverables and included in the Web Services. All Source Code for upgrades and modifications shall be provided to the Organization.

(d) Additional Functionality. From time to time, the Organization may request that the Sponsor implement additional functionality to the Site (“Additional Functionality”). Upon submission of a written request concerning the Additional Functionality to the Sponsor, the Sponsor shall evaluate such Additional Functionality and submit to the Organization for the Organization’s acceptance, a written estimate of the Costs and Expenses (as defined below) for such Additional Functionality. If the Organization agrees to the Sponsor’s estimate, the Additional Functionality shall be appended to and incorporated by reference into Exhibit A.

(e) Testing. The Sponsor shall fully test, and correct where needed, the Site and each Deliverable and additional revisions and conduct a soft launch of the Beta Version and the Site to the Organization’s satisfaction.

(f) Acceptance. The Organization agrees that any delivery of a Deliverable by the Sponsor which is not rejected or otherwise the subject of additional revisions within thirty (30) business days of delivery shall be deemed accepted except to the extent it is not in conformance with the Scope of Work and Specifications, in which event it shall be corrected by the Sponsor as specified elsewhere in this Agreement.

(g) Copyright Notice. The Sponsor will affix the following copyright notice to the Site and all accompanying documentation: “Copyright 2006 MATT Foundation, Inc.” This notice will be on all tangible versions of each of the web pages delivered under this Agreement and any associated documentation. It will also be programmed into all web pages delivered hereunder so that it appears at the beginning of all visual displays of such web pages

2.5 Hosting of the Site.

(a) The Sponsor agrees to provide hosting services for the Site and all software utilized in the operation and performance of the Site (“Hosting Services”) as more generally set forth on Exhibit C, subject to the requirement that the Sponsor shall provide all reasonably necessary facilities, utilities, software and hardware to host, maintain, manage, operate and support the Site according to standards that are equal to and no less than the standards Sponsor has and imposes for its own website in the conduct of Sponsor’s Business (“Sponsor Website Standards”). The Sponsor shall provide such hosting services under the single uniform record locator (“URL”) <www.matt.org> in a load balanced, secured environment with appropriate backup, failover, monitoring, support and disaster recovery components.

(b) The Sponsor shall provide all services required to operate, maintain and support the Site on an on-going basis, including backups, server maintenance and troubleshooting. The Sponsor shall provide complete facilities management, including data backups, computer hardware maintenance, network hardware maintenance, installation of software updates and fixes as supplied by the manufacturers of the computer and network hardware in place, and any other tasks as required to operate the Site in accordance with the requirements and other obligations herein.

(c) From time to time, the Organization may submit materials to the Sponsor to update information on the Site (“Updates”), and the Sponsor will modify the Site to incorporate the Updates within two (2) business days following its receipt of the Updates if such Updates are easy to implement or three (3) business days if they are not easy to implement. The Organization may also request revisions in the Site (“Revisions”). Updates and Revisions shall be provided by the Organization in hard copy, written form or electronic form and the Sponsor shall be responsible for modifying such where necessary into machine readable form necessary for loading on the Site’s server. The Sponsor shall back up and archive the web pages to be revised and updated before and after such updates are made.

(d) The Sponsor shall configure its servers to capture standard visitor log information needed to provide detailed traffic/site performance reports for the Site. At the Organization’s request, the Sponsor shall provide multiple and targeted reports. The Sponsor shall also help interpret the reports and make recommendations to the Organization based on the reports. The Organization and the Sponsor shall work in good faith to establish report formats for the Organization service, quality assurance and service level metrics.

(e) The Sponsor’s hosting standards shall conform to the Sponsor Website Standards. The Sponsor shall provide the Site with regular routing and other systems administration, network administration and support services necessary to maintain continuous, full and unrestricted connection. The Sponsor shall ensure (i) substantially error free operation of the Site to the Sponsor Website Standards, (ii) correction of any deficiencies; and (iii) operation of the Site in accordance with service levels consistent with or superior to the response time of Sponsor’s website.

(f) The Sponsor shall provide the Site with continuous full and unrestricted connection to the Internet and service availability 100% of the time, twenty-four (24) hours a day, seven (7) days a week, excepting necessary site maintenance.

(g) In accordance with applicable law and regulations the Sponsor shall: (1) maintain the Site in a secure manner in conformance with the Sponsor Website Standards, including, but not limited to, restricting access to servers, providing locked facilities, encrypted password protection, server cages, redundant power and data, and transmission circuits and connectors, and ensuring that the Site contain the prevailing industry standard advanced technologies with respect to encryption software, security safeguards, procedures and firewalls; (2) enforce the Sponsor Website Standards for network, data and physical site security in order to protect the privacy and confidentiality of the Organization information and User Information (as defined below) and to prevent access to such data by unauthorized users; and (3) ensure that the Site is and will be free of any software disabling devices or internal controls, including, without limitation, time bombs, viruses, or devices of similar nature. The Sponsor shall promptly notify the Organization if the Sponsor should become aware of any unauthorized access, or attempt to gain unauthorized access, to the Site.

(h) In the event any Hosting Services has been or is expected to be unavailable for more than twenty-four (24) hours, a disaster recovery event will be declared and operations will be transferred by the Sponsor to warm disaster recovery site within twenty-four (24) hours of such declaration of disaster; and the Sponsor will safeguard any works in progress to ensure that they will not be affected by a disaster. The Sponsor has delivered to the Organization a true and completed copy of its disaster recovery plan, a copy of which will be provided to the Organization, and shall provide to the Organization any modifications thereto within five (5) days after modification.

(i) The Sponsor shall provide technical support in accordance with Exhibit C, including telephone and other electronic support, during regular business hours, by personnel who have the knowledge to assist the Organization, Organization personnel, clients, and insurers, and third parties selected by the Organization in identifying and resolving problems regarding the use of the Site. The Sponsor will provide support to the Organization in keeping with the level of urgency. In addition, the Sponsor will provide help line and second level technical support to the Organization personnel in respect of the Site via telephone from 7:00 a.m. to 9:00 p.m. (Eastern time) during Business Days, to a maximum of 1,200 hours per calendar year with a maximum of 150 hours per month. The Sponsor shall provide 24 hour a day, seven day a week infrastructure technical support by pager.

(j) If the Organization should request any additional hosting or related services from the Sponsor, the Sponsor shall provide a written quote to the Organization for the Costs and Expenses therefor, providing either a fixed cost or per diem rate for such services. Upon acceptance by the Organization of such quote, the Sponsor shall perform the services in question.

2.6 Other Web Services.

(a) Domain Name Registration. If requested by the Organization, the Sponsor shall register on behalf of the Organization any domain names for the Site. The Sponsor will direct such additional URLs to the Site located at <www.matt.org>. All rights, including intellectual property rights, in and to the domain names shall vest and remain with the Organization.

(b) User Information. The Sponsor shall provide the Organization on a bi-weekly basis downloads of User Information from the Site, in the form requested by the Organization. To the extent necessary to comply with applicable law and regulations and the Organization’s privacy policy, Sponsor shall ensure that all User information is encrypted in transit in storage and in backup at all times.

(c) Training. The Sponsor shall provide the Organization with the training services and documentation listed in Annex 2 to this Agreement.

2.7 The Sponsor shall use its commercially reasonable efforts to perform the Services in a manner which is consistent in all material respects with the same degree of care as the Sponsor uses in the operation of its own Internet website and related operations.

2.8 The Sponsor and the Organization shall use reasonable good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging relevant information and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit the Sponsor to perform its obligations hereunder. If the Sponsor reasonably believes that it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals, the parties shall cooperate to determine the best alternative approach, if any, to the providing of such Service.

2.9 Existing MATT.ORG Website. Sponsor will not use or rely on any content, software or other materials from the exting MATT.ORG website without the prior written consent of Organization.

2.10 Access. The Organization shall, and shall cause its applicable affiliates to, make available on a timely basis to the Sponsor all information reasonably requested by the Sponsor to enable the Sponsor to provide the Services. The Organization shall, and shall cause its applicable affiliates to, provide to the Sponsor reasonable access to the premises of the Organization and such affiliates and to the systems, software and networks located therein, to the extent necessary for the purpose of providing the Services. The Sponsor shall ensure that it complies, and shall cause its third party contractors to comply with the Organization’s privacy policy, the Sponsor Website Standards regarding security and other similar policies and procedures, and in all material respects, with applicable law.

3. Contribution Commitment.

3.1 Initial Period. From the date hereof, through October 31, 2009 (the “Initial Period”), the Sponsor shall provide the Organization, from time to time, with contributions of immediately available funds sufficient to pay all of the Organization’s Operating Costs (the “Initial Period Contribution Commitment”). For purposes of this Agreement, “Operating Costs” means the Organization’s expenses incurred to fund its day-to-day operations, including: (i) occupancy expenses, (ii) utilities, (iii) office, computer and other equipment, (iv) advertising and marketing expenses, (v) salaries, benefits and reasonable expenses of professional and administrative staff, (vi) fees and expenses of consultants performing the function of professional or administrative staff (including any consultants engaged by the Organization), and (vii) the services of outside professionals (including accountants and attorneys) retained to obtain and maintain the tax exempt status of the Organization under Section 501(c)(4) of the Internal Revenue Code of 1986, as amended (the “IRC”); provided, however, that Operating Costs shall not include Costs and Expenses and shall not include Special Events Costs.

3.2 Subsequent Period. From November 1, 2009 through October 31, 2016 (the “Subsequent Period”), the Sponsor shall provide the Organization, from time to time, with contributions of immediately available funds sufficient to pay all of the Organization’s Operating Costs and Special Event Costs (the “Subsequent Period Contribution Commitment” and, together with the Initial Period Contribution Commitment, the “Contribution Commitment”). For purposes of this Agreement, “Special Events Costs” are the costs by the Organization in furtherance of the Organization Purpose outside of the conduct of its day-to-day operations, including: (a) hosting and participating in conferences and events; (b) the commencement of new activities, such as start up costs for the proposed micro-lending program; and (c) media campaigns.

3.3 Limitation on Contribution Commitment.

(a) Annual Cap. Anything in Section 3.1 or Section 3.2 to the contrary notwithstanding, for each calendar year during the Term, the Contribution Commitment shall not exceed $1.2 million (such amount pro rated for the actual number of months in calendar years 2006 and the final calendar year of the Term) less the Costs and Expenses for such calendar year (or portion thereof).

(b) Prior Approval Required for Certain Special Events Costs. Notwithstanding Section 3.2, the Sponsor shall not be required to make contributions with respect to any single Special Events Costs or series of related Special Events Costs in excess of $50,000, unless not less than 15 days prior to the incurrence of such Special Event Costs, the Organization provides to the Sponsor a certificate of a duly authorized officer: (x) containing a reasonable good faith estimate of such Special Events Costs, and (y) certifying that such estimated Special Events Costs are in the Organization’s business judgment in furtherance of the Organization Purpose and are of a type and in an amount consistent with the expenditures permitted to be made by an organization subject to Section 501(c)(4) of the IRC (the “Special Events Costs Certificate”). If the Sponsor believes that such Special Events Costs are not rationally related to the Organization Purpose or are not of a type and in an amount consistent with the expenditures permitted to be made by an organization subject to Section 501(c)(4) of the

IRC, then within ten days of receipt of the Special Events Costs Certificate, the Sponsor may send a notice (the “Special Events Dispute Notice”), setting forth its disagreement with the Special Events Costs Certificate to the Organization. Unless the Sponsor timely sends a Special Events Dispute Notice, the Special Events Costs Certificate shall be deemed accepted, and the Sponsor shall be obligated to fund the Special Events Costs estimated in the Special Events Costs Certificate, subject to the other limitations set forth herein. If the Sponsor timely sends a Special Events Dispute Notice, and the parties are unable to resolve such Special Events Dispute Notice within ten days of receipt, then the matter shall be submitted to a mutually acceptable third party, with experience with not-for-profit entities for a determination at to whether the Special Events Costs are rationally related to the Organization Purpose and are of a type and an amount consistent with the expenditures permitted to be made by an organization subject to Section 501(c)(4) of the IRC. The determination of such third party shall be final and binding, and the costs of such third party determination shall be allocated in the same manner as the Accounting Firm Expenses are allocated pursuant to Section 14.5(b).

3.4 Payment of Contribution Commitment. Subject to Section 3.3 above,

(a) Initial Contribution. Within two business days of the date hereof, and on the first business day following each of January 1, 2007 and April 1, 2007, the Sponsor shall pay, by wire transfer of immediately available funds to an account designated in writing by the Organization, $125,000 as an advance against the Operating Costs.

(b) Quarterly Contribution During the Balance of the Term. On the first business day of each calendar quarter during the Term, commencing with the calendar quarter beginning July 1, 2007, the Sponsor shall pay, by wire transfer of immediately available funds to an account designated in writing by the Organization, an amount equal to the average of the Operating Costs (and with respect to the Subsequent Period, the Special Events Costs) of the Organization for the preceding two calendar quarters, as reflected in Organization Reports described in Section 3.5 below.

(c) Requisitions of Additional Contributions during the Term. From time to time, the Organization may request that the Sponsor provide additional contributions of immediately available funds to fund the Operating Costs, and during the Subsequent Period, the Special Events Costs. Such requests shall take the form of a certificate certifying (x) the amount of the contribution requested, (y) that such contribution is for Operating Costs or, during the Subsequent Period only, Special Events Costs, and (z) that the available funds of the Organization on either a cash or an accrual basis are less than $75,000. The Sponsor shall wire transfer immediately available funds in the amount set forth in any such request to an account designated by the Organization within three business days of the receipt of any such request.

3.5 Organization Report. Within 45 days of the end of each calendar quarter during the Term, the Organization shall provide to the Sponsor and the Guarantor a report (the “Organization Report”) detailing the amount of Operating Costs and, during the Subsequent Period only, the Special Events Costs incurred by the Organization during such calendar quarter and a reconciliation of the contributions received from the Sponsor to such Operating Costs and, if applicable, Special Events Costs. The Organization Report shall be certified by a duly authorized officer of the Organization.

4. Website Hyperlink; Trademark Usage.

4.1 Hyperlink. During the Term and subject to the other provisions of this Section 4, each of the Sponsor and the Organization shall provide a hyperlink from its Internet website to the Internet website of the other party using such other party’s icon (“Icon”), and shall use its commercially reasonable efforts to organize its own Internet website in a manner designed to encourage visitors and users of its own Internet website to visit and use the other’s Internet website. The Organization is providing the hyperlink in recognition of Sponsor’s contributions to the Organization. The Sponsor and the Organization may add, change or delete the Content underlying any such hyperlink on their respective Internet websites at any time.

4.2 Organization Grant. The Organization hereby grants to the Sponsor the nonexclusive, nontransferable, nonassignable right during the Term to copy, transmit, distribute and display the Organization trademark, logo, slogan and Icon (“Organization Material”) solely on the Sponsor website for the specific purposes authorized herein. The Organization also authorizes the Sponsor to promote the fact that the Organization Site is accessible through the Sponsor website, provided that any such statement: (i) does not state or imply that the Organization sponsors, authorizes or is the source or origin of the Sponsor website; and (ii) does not disparage the Organization, its services, products, members or affiliates. All use of the Organization Material hereunder shall inure to the benefit of the Organization and shall not create any right, title or interest in the Sponsor. As between the Organization and the Sponsor, the Organization owns exclusively all right, title and interest in and to the Organization Material throughout the world and in perpetuity. The Organization shall have the right to disapprove any use of the Organization Material in its sole discretion. The Sponsor shall not: (i) do anything inconsistent with the Organization’s ownership of the Organization Material; (ii) use the Organization Material in such a manner as to imply endorsement by the Organization; (iii) make any representation regarding, or on behalf of, the Organization; or (iv) use the Organization Material in video or printed works, software or any other materials for any reason.

4.3 Sponsor Grant. The Sponsor hereby grants to the Organization, its affiliates and agents the nonexclusive, nontransferable, nonassignable right during the Term to copy, transmit, distribute and display the Sponsor trademark, logo, slogan and Icon (the “Sponsor Material”) solely on the Organization Site for the specific purposes authorized herein. The Sponsor also authorizes the Organization to promote the fact that the Sponsor website is accessible through the Organization Site, provided that any such statement: (i) does not state or imply that the Sponsor sponsors, authorizes or is the source or origin of the Organization Site; and (ii) does not disparage the Sponsor, its services, members or affiliates. All use of the Sponsor Material hereunder shall inure to the benefit of the Sponsor and shall not create any right, title or interest in the Organization. As between the Organization and the Sponsor, the Sponsor owns all right, title and in and to the Sponsor Material throughout the world and in perpetuity. The Sponsor shall have the right to disapprove any use of the Sponsor Material in its sole discretion, subject to the requirements of Section 4.7. The Organization shall not: (i) do anything inconsistent with the Sponsor’s ownership of the Sponsor Material; (ii) use the Sponsor Material in such a manner as to imply endorsement by the Sponsor; (iii) make any representation regarding, or on behalf of, the Sponsor; or (iv) use the Sponsor Material in video or printed works, software or any other materials for any reason.

4.4 Organization Icon. The Organization shall furnish to the Sponsor within fourteen (14) days of execution of this Agreement one color digital representation of the Organization Icon in a graphics format reasonably requested by the Sponsor (or in “GIF” or “JPEG” format, if the Sponsor shall not have designated a format). If Organization subsequently modifies the Organization Icon, it shall furnish a representation in the same format which the Sponsor shall substitute for the prior version within seven (7) days after receipt.

4.5 Display of Organization Icon. During the Term, the Sponsor shall display on the Sponsor website a text and/or graphic (using the Organization Icon) hyperlink to take visitors from the Sponsor website to the Organization Site. The Sponsor shall use the Organization Icon only as provided (1) and shall not modify or alter the Organization Icon in any way. The Sponsor shall display the Organization Icon at least as prominently as other links on the same page. The Sponsor shall not: (i) frame the Organization Site; (ii) modify or alter the Organization’s content or display; (iii) use the Organization Icon as a static image; or (iv) use the Organization Icon on any Web Site that, in the Organization’s sole discretion, disparages the Organization or its services, infringes the Organization’s intellectual property rights, imperils the Organization’s desired status as a 501(c)(4) organization or violates any state, federal or international law.

4.6 Sponsor Icon. The Sponsor shall furnish to the Organization within fourteen (14) days of execution of this Agreement one color digital representation of the Sponsor Icon in a graphics format reasonably requested by the Organization (or in “GIF” or “JPEG” format, if the Organization shall not have designated a format). If the Sponsor subsequently modifies the Sponsor Icon, it shall furnish a representation in the same format which the Organization shall substitute for the prior version within seven (7) days after receipt. The Sponsor Icon shall be subject to the reasonable approval of the Organization and the requirements of Section 4.7. The Organization shall use the Sponsor Icon only as provided and shall not modify or alter the Sponsor Icon in any way. The Organization shall not: (i) frame the Sponsor website; (ii) modify or alter Sponsor’s content or display; (iii) use the Sponsor Icon as a static image; or (iv) use the Sponsor Icon on any website that, in Sponsor’s sole discretion, disparages Sponsor or its services, infringes Sponsor’s intellectual property rights, or violates any state, federal or international law.

4.7 Limitations on Sponsor Material.

(a) Sponsor Material presented on the Organization Site shall be subject to the following terms and conditions:

(i) Sponsor Material may include, in addition to the Sponsor’s trademark and name (A) the Sponsor’s logos and slogans, so long as they do not include qualitative or comparative descriptions of the Sponsor or its goods and services (unless such qualitative or comparative descriptions are an established part of the Sponsor’s identity); (B) listings of the Sponsor’s locations, telephone numbers or web addresses; and (C). “value-neutral” descriptions, displays or visual depictions of the Sponsor or its goods or services.

(ii) Sponsor Material may not include qualitative or comparative language; price information or other indications of saving or value; endorsement by the Organization; or inducement to purchase, sell or use a product or service. Only the Sponsor’s name or trademark will be displayed on the “home page” of the Organization Site. Any other Sponsor Material, and any hyperlink from the Organization Site to the Sponsor’s website using the Sponsor Icon, will be displayed on a “Sponsor Page” maintained on the Organization Site and linked to the home page of the Organization Site.

(b) This Section 4.7 shall be interpreted and implemented in a manner such that Sponsor Material is treated as “use or acknowledgement” and is not treated as “advertising” for purposes of section 513(i) of the IRC.

5. Subcontractors/Third Party Materials.

5.1 The Sponsor may subcontract any or all of the Web Services to be performed hereunder to a subcontractor approved in advance in writing by the Organization, provided that the Sponsor first obtains (i) a written acknowledgement from the subcontractor that the subcontractor is familiar with the contents of this Agreement and agrees to be bound by the terms and conditions herein and the privacy policy of the Organization, and (ii) a work for hire agreement, in the form attached hereto and incorporated herein as Annex 1, executed by the subcontractor (“Work for Hire Agreement”). The Sponsor shall provide the Organization with a copy of both the acknowledgement and Work for Hire Agreement signed by the subcontractor within three (3) business days from execution of the Work for Hire Agreement. The Sponsor shall be responsible for the subcontractor’s compliance with the Sponsor’s obligations under this Agreement and for the acts of such individuals and companies comprising the subcontractor. The Sponsor shall continue to maintain overall responsibility for the provision of the Web Services.

5.2 It is the Organization’s understanding that some of the materials created or produced by the Sponsor or its subcontractors for the Site on the Organization’s behalf may involve the incorporation or use of third party materials, including, without limitation, third-party software, images, video, audio, multimedia, and text (collectively, “Third Party Materials”). The Sponsor shall not incorporate or use any Third Party Materials in the Site without prior written approval by the Organization. Upon approval, the Sponsor shall secure, where available, licenses on the Organization’s behalf for the perpetual, worldwide, fully paid, royalty-free, irrevocable, sublicensable right to use such Third-Party Materials in any manner throughout the world, and, unless otherwise agreed to by the parties in writing, the Sponsor shall be solely responsible for obtaining such third party intellectual property rights and payment of all fees for any such licenses. Sponsor will not use any Third Party Material for which it fails to obtain a license or permission. To the extent the Sponsor plans to incorporate or incorporates any such Third Party Materials into the Site, the Sponsor shall identify such Third Party Materials in writing to the Organization and the source of the Sponsor’s authority to incorporate the Third Party Materials into the Organization’s Site.

6. Proprietary Rights.

6.1 Works for Hire. The Sponsor hereby acknowledges and agrees that all right, title and interest and copyright and all other intellectual property or other proprietary rights in and to the Deliverables, including without limitation, the Source Code and Created Content, the Site and all content therein, except the Sponsor Tools and Third Party Materials, shall belong solely and exclusively to the Organization. Without limiting the foregoing, the Sponsor acknowledges that the Sponsor’s work and Web Services hereunder and all results thereof are works created under the Organization’s direction and control and which have been specifically ordered or commissioned by the Organization. The parties hereby expressly agree that the Site and Deliverables and all components thereof, in whole or in part, shall be considered “works made for hire” under the United States Copyright Act of 1976, as amended (17 U.S.C. § 101, et seq.). The sole right of copyright in and to the Site and Deliverables and all the Organization Content therein shall belong to the Organization in perpetuity. To the extent that the Site and Deliverables are deemed other than a “work made for hire” owned by the Organization, the Sponsor hereby grants, assigns and transfers to the Organization, its successors and assignees, all of the Sponsor’s right, title and interest in and to the copyrights of such materials not deemed to be the Sponsor Tools and Third Party Materials and all renewals and extensions of the copyrights that may be secured under the laws now or hereafter in force and effect in the United States of America or any other country or countries in perpetuity including any and all “moral rights” and all past, present and future claims and causes of action related thereto. The Sponsor shall, without charge to the Organization, execute, verify, acknowledge, deliver, and file any and all formal assignments, recordations and any other documents which the Organization may prepare and reasonably call for to give effect to the provisions of this Agreement. If the Sponsor fails to take such actions within ten (10) days after the Organization’s requests execution, verification, acknowledgment, delivery or filing, the Sponsor hereby irrevocably appoints the Organization as its attorney-in-fact (which appointment shall be deemed a power coupled with an interest) with full powers of substitution and delegations, to execute, verify, acknowledge and deliver any such assignments, recordations, and/or other such documents. The Sponsor shall not make or authorize any use of the Site or Deliverables or any parts thereof, including the Sponsor’s contributions thereto, except as expressly permitted herein or as expressly directed in writing by the copyright owner, the Organization.

6.2 Sponsor Ownership. Except as otherwise set forth herein, the Sponsor shall retain all right, title and interest (including copyright and other proprietary or intellectual property rights) in the Sponsor Tools, Sponsor Code and the Sponsor Material.

6.3 Organization Ownership. The Organization shall retain all right, title and interest (including copyright and other proprietary or intellectual property rights) in the Deliverables, Organization Content, the Site’s “Look and Feel”, Source Code, Created Content and the Organization Material.

6.4 Limitations. Content shall be subject to international laws, U.S. federal, state and/or local laws and regulations, or other restrictions. Neither party shall provide to the other or contribute to the Deliverables any content that may be obscene, defamatory, harassing, grossly offensive, malicious, or that infringes or misappropriates the patent, copyright, trademark, database or other intellectual property or proprietary right of any person.

6.5 User Information. As to information collected from users of the Site (“User Information”), the Organization (as between Organization and the Sponsor) shall own all such User Information and the Sponsor agrees that it shall not use such information for any reason without the prior written consent of the Organization. In the event of termination of the Agreement for any reason or upon the Organization’s request, the Sponsor shall immediately transfer all such User Information to the Organization and delete any User Information in its possession. The parties hereby agree that all such User Information shall be “Confidential Information” of the Organization under this Agreement.

7. Payments.

7.1 Initial Period Payments by the Organization. During the Initial Period, the Organization shall reimburse the Sponsor for its Costs and Expenses of providing the Services, not to exceed $500,000 per annum. Subject to Section 7.2(b), the Sponsor shall be obligated to provide the Services notwithstanding the fact that the Costs and Expenses exceed $500,000 per annum.

(a) The “Costs and Expenses” of the Services means the sum of (i) the actual direct costs of the Sponsor in providing the services, consisting of: (x) out-of-pocket expenses directly attributable to the provision of the Services, including the costs of consultants for time spent providing the Services, and (y) a charge for the actual time of the Sponsor’s personnel spent providing the Services, based on a pro rata portion of the salary and benefits of such personnel; provided, however, that (I) the Sponsor shall not incur any single out-of-pocket expense or series of related out-of-pocket expenses in excess of $50,000 without the prior written approval of the Organization and (II) out-of-pocket expenses shall not include any amounts with respect to the Sponsor’s overhead, and (ii) $50,000 per quarter representing an allocation of the Sponsor’s overhead.

(b) Within 45 days of the end of each calendar quarter, the Sponsor shall provide to the Organization a detailed invoice setting forth the Costs and Expenses incurred in such calendar quarter, certified by the Chief Financial Officer of the Sponsor (the “Costs and Expenses Invoice”).

(c) The Organization shall wire transfer immediately available funds to the Sponsor within two business days of the date hereof and at the beginning of each calendar quarter within the Initial Period (with the first and the last such payments being pro rated for the portion of the quarters included in the Initial Period) as an advance against the obligation to reimburse Costs and Expenses as provided herein, an amount equal to the lesser of: (i) $125,000 and (ii) the average Costs and Expenses for the preceding two calendar quarters as reflected in the last two Costs and Expenses Invoices. Following the conclusion of the Initial Period and the delivery of the last Costs and Expenses Invoice related thereto, the parties shall make such payment as is necessary for the amounts paid between the parties to equal the amount due pursuant to the first paragraph of Section 7.1.

7.2 Obligation and Limitation on Services Based on Payment of Costs and Expenses.

(a) Subject to (b) below, the Sponsor shall be obligated to provide the Services during the Subsequent Period notwithstanding the fact that the Organization shall have no reimbursement obligation with respect to Costs and Expenses.

(b) If both (i) the Sponsor has complied with the advance approval requirements of Section 7.1(a) above and the budgeting and notice provisions of Section 7.3 below, and (ii) the sum of (x) the Costs and Expenses to be incurred by the Sponsor in providing the Services and (y) the payments made with respect to the Contribution Commitment during any calendar year of the Term exceeds US$1.2 million (or pro rated amount for 2006 and the last calendar year of the Term) (the “Excess Amount”), then the Sponsor shall not be required to provide any further Services unless and until the Organization pays to the Sponsor an amount equal to such Excess Amount. Until such time as either (A) the Organization pays any outstanding Excess Amount and agrees to pay any additional Excess Amount for the balance of the applicable calendar year, or (B) the commencement of a new calendar year, the provisions of Section 8.3(d) and (e) shall apply.

7.3 Budget and Notice.

(a) The Sponsor and the Organization shall use their commercially reasonable efforts to establish a budget for Costs and Expenses (based on the Organization’s projections described in the next sentence) for each calendar year no later than December 15 of the preceding calendar year (the “Budget”)(as so budgeted, the “Budgeted Costs and Expenses”). The Budget shall be developed with the goal of enabling the Sponsor to perform the Services so that the sum of Budgeted Costs and Expenses plus Operating Costs as projected by the Organization and with respect to the Subsequent Period only, Special Events Costs as projected by the Organization, shall not exceed $1.2 million for the calendar year.

(b) The Sponsor shall use its commercially reasonable efforts to notify the Organization of (i) any material increase in actual Costs and Expenses over Budgeted Costs and Expenses, and (ii) at such time as it projects that actual Costs and Expenses for any calendar quarter will exceed $200,000.

(c) Upon the request of the Organization, the Sponsor shall use its commercially reasonable efforts to alter the Budget and the provision of the Services so as to enable Sponsor to continue providing Services without creating Excess Amounts.

8. Term and Termination.

8.1 Except as otherwise expressly provided herein, this Agreement shall commence as of the date hereof and shall continue until October 31, 2016 (the “Term”).

8.2 This Agreement may be terminated prior to the end of the Term as follows:

(a) if the Organization or the Guarantor, on the one hand, or the Sponsor, on the other hand, shall cause or suffer to exist any material breach of any of its respective obligations under this Agreement, including any failure to make payments when due or to use commercially reasonable efforts to satisfy any obligation hereunder, and the breaching party does not cure such default in all material respects within 30 days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination to the breaching party; or

(b) by the Sponsor if (i) the Sponsor has complied with the advance approval requirements of Section 7.1(a) and the budgeting and notice provisions of Section 7.3, and (ii) the Organization has failed to pay any Excess Amount within 30 days of receiving a demand therefor; provided, however, that any Costs and Expenses in excess of Budgeted Costs and Expenses that were not the subject of a specific notice pursuant to Section 7.3(b) and are subject to a good faith Objection Notice pursuant to Section 14 shall not be included for purposes of determining the existence of an Excess Amount for purposes of this Section 8.2(b).

8.3 In the event of a termination (including any termination pursuant to Section 8.2) or expiration of this Agreement:

(a) The Sponsor (or any successor or resulting entity, as applicable) shall be entitled to the payment by the Organization (or by the Guarantor to the extent provided in Section 10) of all amounts due to the Sponsor under Section 7.1 of this Agreement through the date of such termination or expiration.

(b) Licenses granted herein to hyperlink to each party’s website and use the Sponsor Material or the Organization Material, as applicable, shall terminate and each party shall immediately remove the other party’s Icon from its site and cease any other use of the Sponsor Material or the Organization Material, as applicable.

(c) The license granted to the Sponsor to use Organization Content shall terminate and the Sponsor shall return to the Organization all Organization Content in its possession.

(d) The Sponsor shall make available to the Organization or as the Organization directs, all User Information in the possession, custody or control of the Sponsor, including, without limitation, User Information stored in computer storage, or magnetic or optical media, on microfilm, microfiche or other micro-form, or otherwise, in a form and on such media as reasonably requested by the Organization.

(e) The Sponsor shall cooperate and work in close consultation with the Organization to ensure the orderly transfer of the Site operations, with minimum expense and disruption, to an alternative supplier selected by the Organization or in-house to the Organization. In no event shall the Sponsor permit a cessation of the operation of the Site during the period of time it takes to effectively migrate the Site and the operations of the Site to an alternative supplier.

8.4 Termination of this Agreement shall not relieve any party from liability for a breach of this Agreement occurring prior to such termination (or with respect to a breach by the Organization, any obligation of Guarantor with respect thereto pursuant to Section 12).

8.5 Sections 8, 9, 10, 11, 13 and 15 shall survive any termination of this Agreement.

9. Independent Contractor. In performing the Services hereunder, the Sponsor shall operate as and have the status of an independent contractor. No employees of any party hereto shall be considered employees or agents of any other party hereto, nor shall the employees of any party hereto be eligible or entitled to any benefits, perquisites or privileges given or extended to the employees of any other party hereto. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the parties hereto. No party hereto shall have any power to control the activities and/or operations of any other party hereto, nor shall any party hereto have any power or authority to bind or commit any other party hereto.

10. LIMITATION OF LIABILITY.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO SECTION 11, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL, SPECULATIVE, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR LOST PROFITS, WHETHER FORESEEABLE OR NOT (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING FROM NEGLIGENCE), OCCASIONED BY ANY FAILURE TO PERFORM, OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER.

(b) EXCEPT AS EXPRESSLY SPECIFIED HEREIN, ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT, ARE EXPRESSLY EXCLUDED AND DISCLAIMED BY BOTH PARTIES.

11. Indemnification.

11.1 By Sponsor. The Sponsor agrees to indemnify, hold harmless and defend the Organization, its Affiliates and their directors, officers, shareholders, employees and agents from and against any action, claim, demand or liability, including reasonable attorney’s fees and costs, and fees and expenses of successfully enforcing this Section 11 (collectively, “Losses”) arising out of, relating to or in connection with: (i) the Sponsor’s material breach of this Agreement including a breach of any of Sponsor’s representations in Section 2; (ii) the gross negligence or willful misconduct of the Sponsor or any subcontractor; (iii) any allegation that the Sponsor Tools, Created Content, Third Party Materials, Site or any Deliverable (other than Organization Content) infringes a third person’s intellectual property rights, including, without limitation, patent, copyright or trademark right, or misappropriates a third person’s right of privacy or publicity or trade secrets; (iv) any unauthorized deletions, additions, or alterations to, or any unauthorized use of, Organization Content; (v) the acts or omissions of, or breach of the Work for Hire Agreement by, any subcontractor of Sponsor or any third party contractor in the provision of any of the Web Services; (vi) Sponsor’s material breach of any licenses, agreements, consents or permissions to use Third Party Materials; and (vii) Sponsor’s use of any third party in connection with performance under this agreement.

11.2 By Organization. The Organization shall indemnify and hold harmless the Sponsor (and its directors, officers, agents, service providers and employees) from and against any and all Losses arising out of, relating to or in connection with (i) the Organization’s material breach of this Agreement; (ii) the gross negligence or willful misconduct of the Organization; (iii) any allegation that the Organization Content (other than the Sponsor Tools, Third Party Materials, Site or any Deliverable to the extent that such Deliverable is not attributable to the Organization Content) infringes a third person’s intellectual property rights, including, without limitation, patent, copyright or trademark right, or misappropriates a third person’s right of privacy or publicity or trade secrets; and (iv) any operations or activities of the Organization other than those arising out of any operations or activities of the Sponsor.

11.3 Matters Involving Third Parties.

(a) If any third party notifies any party hereto (the “Indemnified Party”) with respect to any matter (the “Third Party Claim”) which may give rise to a claim for indemnification against the other party hereto (the “Indemnifying Party”) under this Section 11, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(b) Once the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the Third Party Claim in any manner it deems appropriate.

(c) The Indemnifying Party may assume the defense of the Third Party Claim within thirty days of notice of such Third Party Claim by the Indemnified Party, if all of the following conditions are satisfied:

(i) the Indemnifying Party shall have reimbursed the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense;

(ii) the Third Party Claim does not seek injunctive or other equitable relief, and does not, in the reasonable judgment of the Indemnified Party, subject the Indemnified Party to a risk of being collaterally estopped from asserting a defense or claim in any other currently pending or reasonably anticipated proceeding;

(iii) the Third Party Claim does not assert claims based on the conduct of both the Indemnified Party and the Indemnifying Party; and

(iv) the Indemnifying Party provides evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party can satisfy its financial obligations under this Section 11.

(d) Upon the assumption of the defense by the Indemnifying Party:

(i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party; and

(ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party).

(e) Assumption of the defense of any Third Party Claim by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such Third Party Claim for which the defense was assumed is not a proper matter for indemnification pursuant to this Section 11.

(f) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any Third Party Claim which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnifying Party shall not be required if either: (i) the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Section 11 for fifteen days after a request therefor, or (ii) if any of the conditions set forth in Section 11.3(c)(ii) or (iv) is not satisfied.

(g) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement, without the written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party shall not be required if all of the following are satisfied: (i) all of the conditions set forth in Section 11.3(c)(ii) and (iii) are satisfied; (ii) such judgment or settlement includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and (iii) the only Losses resulting from such judgment or settlement are monetary damages which shall be paid by the Indemnifying Party.

12. Guaranty of Guarantor.

12.1 The Guarantor hereby unconditionally and irrevocably guarantees to the Sponsor the due and punctual payments of all amounts due from the Organization under Section 7.1 of this Agreement when and to the extent the same are required to be paid and subject to all of the terms and conditions hereof (the “Guaranteed Obligations”). If the Organization shall fail to fully and punctually pay any Guaranteed Obligations when and to the extent the same is required to be paid, the Guarantor will, upon written demand from the Sponsor, forthwith pay the Guaranteed Obligations. The obligations of the Guarantor under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of payment to the extent provided herein, and shall not be contingent upon any attempt by the Sponsor to enforce performance by the Organization.

12.2 Subject to Section 12.1, the obligations of the Guarantor under this guaranty are absolute and unconditional, are not subject to any counterclaim, set-off, deduction, abatement or defense based upon any claim the Guarantor may have against the Sponsor (except for (i) any defense the Organization may have against the Sponsor under the terms of this Agreement, including any set-off for unpaid Contribution Commitment, and (ii) any set-off for amounts due the Guarantor pursuant to the Support Agreement between the Sponsor and the Guarantor dated as of the date hereof), and shall remain in full force and effect without regard to (a) any agreement or modification to any of the terms of this Agreement or any other agreement which may hereafter be made relating thereto; (b) any exercise, non-exercise, or waiver by the Sponsor of any right, power, privilege or remedy under or in respect of this Agreement; (c) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of the Organization; (d) the absence of any notice to, or knowledge by, the Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (c); (e) any transfer of shares of capital stock or assets of the Guarantor, or any assignment by the Organization of its rights and obligations under this Agreement; or (f) any other circumstance, whether similar or dissimilar to the foregoing.

12.3 The Guarantor unconditionally waives (a) any and all notice of default, non-performance or non-payment by the Organization under this Agreement, and (b) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of the Sponsor against the Guarantor, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement.

13. Confidentiality.

13.1 Each of the Sponsor, the Organization and the Guarantor acknowledges that: (a) such party will receive information of the other parties that is not available to the general public, and (b) that such information (the “Confidential Information”) may constitute, contain or include material non-public information of the other parties (the “Disclosing Party”). Subject to this Section 13, each of the Sponsor, the Organization and the Guarantor (each a “Recipient”) agrees to hold, and to cause its respective directors, officers, employees, agents, third party contractors, vendors, service providers, accountants, counsel and other advisors and representatives (collectively, “Representatives”) to hold, in strict confidence, with at least the same degree of care that such party applies to its own confidential and proprietary information pursuant to its applicable policies and procedures in effect as of the date hereof, all Confidential Information that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by it or its Representatives at any time pursuant to this Agreement, and will not use such Confidential Information other than for performing its obligations hereunder, enforcing its rights hereunder or such other purposes as may be expressly permitted hereunder; provided that nothing contained herein shall restrict the Guarantor or its Representatives from engaging in purchases and sales of securities of the Sponsor in compliance with applicable laws. Guarantor understands and acknowledges that applicable law restricts the ability of the Guarantor to engage in transactions involving the securities of the Sponsor while in the possession of material non-public information. Confidential Information shall not include information that: (i) is or becomes available to the general public; (ii) was available to the Recipient or its Representatives on a non-confidential basis from a source other than the Disclosing Party; provided, that, the source of such information was not to the knowledge of the

Recipient bound by a confidentiality obligation with respect to such information, or otherwise prohibited from transmitting the information to such party or its affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by the Recipient without use of or reference to any Confidential Information.

13.2 Each Recipient agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other person, except (a) to its Representatives who need to know such information and who have been informed of the confidentiality obligations hereunder and that such Confidential Information may constitute, contain or include material non-public information of the Disclosing Party, or (b) as permitted by Section 13.1 or 13.3.

13.3 Notwithstanding anything herein to the contrary, in the event that the Recipient or any of its Representatives determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable law or the rules or regulations of a governmental authority or receives any demand under lawful process or from any governmental authority to disclose Confidential Information, the Recipient, or its Representative, as applicable, shall, if reasonably practical, notify the Disclosing Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the Disclosing Party in seeking any reasonable protective arrangements requested by such Disclosing Party. In the event that a protective arrangement is not timely obtained, the party that received such request (a) may thereafter disclose or provide such Confidential Information to the extent required by such law (as so advised by counsel) or by lawful process or such governmental authority, without liability therefor, and (b) shall exercise its reasonable best efforts to have confidential treatment accorded any such Confidential Information so furnished.

14. Inspection; Right of Audit.

14.1 Maintenance of Books and Records. Each of (such party, the “Preparing Party”) the Sponsor, with respect to a Costs and Expenses Invoice, or the Organization with respect to an Organization Report (such reports the “Financial Reports”) shall prepare and maintain complete and accurate books of account and records prepared in accordance with GAAP (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to the subject matter of the Preparing Party’s Financial Report. The Preparing Party shall maintain such books of account, records and documents, including computer records, until the later of (a) one hundred and twenty days following the delivery of the last such Financial Report required to be delivered pursuant to this Agreement (the “Objection Deadline”), or (b) the final resolution of all Objection Notices (as defined below) which Objection Notices were delivered prior to the Objection Deadline.

14.2 Right of Inspection. Prior to the Objection Deadline, the Organization and the Guarantor with respect to a Costs and Expenses Invoice and the Sponsor with respect to an Organization Report (each a “Reviewing Party”) or its representatives may, from time to time during regular business hours on reasonable advance notice, but no more than three (3) times per year, review and audit the books of account and records and examine and copy all documents and materials relating to the Financial Reports, including electronically or otherwise stored data and all equipment necessary or appropriate to access, read and print all data, books of account and records, invoices, credits and receipts for purposes of verifying the accuracy of the calculations related to the Financial Report.

14.3 Objection Notice. The Reviewing Party shall have until the Objection Deadline to provide written notice to the Preparing Party (the “Objection Notice”) of any good faith objection to any portion of any Financial Report, which objection shall be set forth with reasonable detail in such Objection Notice. Unless the Reviewing Party timely delivers an Objection Notice with respect to a Financial Report, such Financial Report shall be deemed to have been accepted and approved by the Reviewing Party and shall thereafter be final and binding upon all parties hereto for the purposes hereof. If the Reviewing Party timely delivers an Objection Notice before the Objection Deadline, then those aspects of such Financial Report objected to in the Objection Notice shall not thereafter be final and binding until resolved in accordance with the remaining provisions of this Section 14; provided, that those aspects of such Financial Report not objected to in such Objection Notice shall be deemed to have been accepted and approved by the Reviewing Party and shall be final and binding upon all parties hereto for the purposes hereof.

14.4 Thirty Day Negotiation Period. Following receipt of any Objection Notice, the Preparing Party and the Reviewing Party shall discuss in good faith the applicable objections set forth therein for a period of thirty (30) days from such receipt and shall, during such period, attempt to resolve the matter or matters in dispute by mutual written agreement. If the parties reach such an agreement, (i) such agreement shall be confirmed in writing, (ii) such Financial Report shall be revised to reflect such agreement, (iii) such Financial Report, as so revised, shall thereafter be final and binding upon all parties hereto for the purposes hereof, and (iv) any calculations made or actions taken under Section 3 or 7 pursuant to such Financial Report shall be recalculated and/or retaken pursuant to such Financial Report, as so revised.

14.5 Accounting Arbitration. If the parties are unable to reach a mutual agreement in whole or in part in accordance with Section 14.4 during the thirty (30) day period referred to therein, then the New York City office of a mutually agreeable registered public accounting firm not affiliated with any party hereto (the “Accounting Firm”) shall be engaged to resolve those matters still in dispute with respect to such Financial Report. In connection with engaging the Accounting Firm, each party agrees, if requested by the Accounting Firm, to execute an engagement letter on terms reasonably satisfactory to the Preparing Party and the Reviewing Party. The Accounting Firm shall make a final and binding resolution of the disputes or disagreements between the Preparing Party and the Reviewing Party with respect to such Financial Report. The Accounting Firm shall be instructed that, in making its final and binding resolution, it must select a position with respect to such Financial Report that is (A) exactly the final position of the Preparing Party (as set forth in such Financial Report), (B) exactly the final position of the Reviewing Party (as set forth in the Objection Notice), or (C) between the final position of the Preparing Party and the final position of the Reviewing Party, and that it must make its final and binding resolution within thirty (30) days of its selection. In any event, the Accounting Firm shall select such a position by applying the principles and methods applied in preparing such Financial Report in accordance with this Agreement. No appeal from such determination shall be permitted.

(a) Upon the final and binding resolution by the Accounting Firm of the matters set forth in the Objection Notice, (i) such resolution shall be confirmed in writing, (ii) such Financial Report shall be revised to reflect such resolution, (iii) such Financial Report, as so revised, shall thereafter be final and binding upon all parties hereto for the purposes hereof, and (iv) any calculations made or actions taken under Section 3 or 7 pursuant to such Financial Report shall be recalculated and/or retaken in pursuant to such Financial Report, as so revised. To the extent that, as a result of any adjustment to such Financial Report pursuant to Section 14.4 or this Section 14.5, any amounts payable by the parties hereto to the other parties hereto are adjusted, the applicable party shall pay the adjusted amount (after giving effect to any such amount originally paid or received pursuant to the original Financial Report) to the other party by wire transfer of immediately available funds, together with interest from the date of the delivery of the original Financial Report to the date of payment at a rate per annum equal to the “prime rate” published in the “Money Rates” section of The Wall Street Journal plus 2% per annum.

(b) The costs and expenses for the services of the Accounting Firm (the “Accounting Firm Expenses”) shall be borne as follows: if the position selected by the Accounting Firm is exactly the final position of either the Preparing Party or the Reviewing Party, the party whose position was not selected shall pay the Accounting Firm Expenses; if the position selected by the Accounting Firm is between the final position of the Preparing Party and the Reviewing Party, the party whose position is closest to the position selected by the Accounting Firm (the “Prevailing Party”) shall pay a percentage of the Accounting Firm Expenses calculated by dividing the positive difference between the position of the Prevailing Party and the position of the Accounting Firm by the total positive difference between the position of the Prevailing Party and the position of the non-Prevailing Party. The non-Prevailing Party shall pay the remainder of the Accounting Firm Expenses. Subject to the foregoing sentences regarding the allocation of the Accounting Firm Expenses, all other fees and expenses of the Preparing Party relating exclusively to matters described in this Section 14 shall be borne by the Preparing Party, and all other fees and expenses of the Reviewing Party relating exclusively to matters described in this Section 14 shall be borne by the Reviewing Party. The Preparing Party and the Reviewing Party shall fully cooperate with each other and with the Accounting Firm to resolve any dispute.

15. Miscellaneous.

15.1 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws or any other rules or principles which may require the application of the laws of any other jurisdiction.

15.2 This Agreement, including the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and its exhibits.

15.3 Neither party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, all of the terms, provisions and conditions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

15.4 The headings contained herein are for the purposes of convenience only, and will not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references herein to Sections shall refer to this Agreement unless the context clearly otherwise requires.

15.5 All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of receipt of a facsimile transmission, if during normal business hours of a business day, otherwise on the next business day, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five (5) business days (or seven (7) business days where the addressee is not in the United States) after the day when mailed by certified or registered mail, postage prepaid, to the addresses set forth in on the signature pages hereto or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

15.6 If a court in any proceeding holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

15.7 This Agreement does not create, and will not be construed as creating, any rights enforceable by any person not a party to this Agreement.

15.8 Each party hereby agrees to the exclusive jurisdiction of the federal district court for the district including either Scottsdale, Arizona and San Antonio, Texas (or if such federal district courts do not have subject matter jurisdiction, the state courts in such cities), with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address pursuant to Section 15.5 hereof, and service so made shall be deemed to be completed when received. Each party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this Section 15.8 shall affect the right of either party to serve legal process in any other manner permitted by applicable law. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 15.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.9 This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the parties hereto and any of the terms, provisions and conditions hereof may be waived, only by a written instrument signed by the waiving party.

15.10 This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

[Signatures on following page]

Exhibit 10.2

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

QUEPASA CORPORATION
7550 E. Redfield Road, Suite A
Scottsdale, AZ 85260
Fax:
Attn: Robert B. Stearns

By:	/s/ Robert B. Stearns
Name:	Robert B. Stearns
Title:	Chairman and Chief Executive Officer

MEXICANS & AMERICANS THINKING TOGETHER FOUNDATION, INC.
329 Old Guilbeau Street
San Antonio, TX 78204
Fax:
Attn: Andres Gonzalez Saravia

By:	/s/ Andres Gonzalez Saravia
Name:	Andres Gonzalez Saravia
Title:	President

MEXICANS & AMERICANS TRADING TOGETHER, INC.
7550 IH 10 West, Suite 630
San Antonio, TX 78229
Fax:
Attn: Andres Gonzalez Saravia

By:	/s/ Andres Gonzalez Saravia
Name:	Andres Gonzalez Saravia
Title:	President

EXHIBIT A

Scope of Work

The Sponsor shall create, develop, and implement and host the Site as specified in this Agreement and the Exhibits attached thereto.

Sponsor shall provide no less than three (3) Design proposals for the Site from which Organization may choose

Site Specifications

1. Homepage: When the published homepage first loads, users will be looking at a clean, concise page featuring the Organization logo, as well as other key visuals. The Sponsor will utilize logo and other identity graphics provided by the Organization. These other identity graphics will include the logos of major contributors or supporters of the Organization.

The homepage will include the following components:

a. Welcome Message: This section of the page will feature a dynamically generated text welcome message.

b. Special Feature: This section will feature flexible homepage real estate for promoting the primary objectives and messages, to include important programs or initiatives of the Organization. A prime example would be a feature promoting the Organization’s [volunteer recruitment campaign], complete with links to more information about the volunteer application process and a sign-up form for email notification once the online [volunteer application is available]. Other possibilities include upcoming activities and important programs with links.

Displayed within this flex-space can also be less prominent links to two to three other featured items. Clicking on the teaser copy will take the user to the full text of the specific item within the Site.

c. Email Sign-Up: Copy will invite users to sign up to receive email news from the Organization. Upon entering a valid email address, users will be taken to a page prompting them to complete a sign-up form indicating their complete contact information, as well as areas of interest and the frequency of contact they desire.

Broadcast email tools provided under this Agreement will allow the Organization to selectively send email messages based on the user’s profile. This will help keep users informed and engaged, as well as help drive Site traffic by incorporating links back to the Site throughout the email communications.

d. Special Thanks: Also displayed on the homepage will be the logos of the major contributors to and supporters of the Organization with hyperlinks to these homepages. To economize homepage real estate and maintain the aesthetics of the Site, these logos will scroll. Additionally, a link to a page where additional supporters can be recognized will be developed.

e. Navigation Bar: A navigation bar will appear on every page of the Site, allowing for easy movement throughout the Site. It is important to note that the main Site navigation will be dynamic, allowing key sections to be suppressed until the Organization has content and is ready to launch. Similarly, the dynamic navigation within the Spanish version will also permit the isolated suppression of Spanish sections that may not yet have translated content from the English version.

With the Beta Version content fully populated, the main navigation will include the following items:

Home

About the Organization

Get Involved!

Special Thanks

Contact Us

f. “Go to www.MATT.org”: This section will encourage users to inform their friends and associates about the Site via electronic postcards made available via the Site. Special emphasis will be placed on inducing volunteers to recruit their friends, family and associates to join them in volunteer activities.

g. Contact: Online and telephone contact information for the Organization will at the Organization’s option appear on this and every page of the Site. The online contact link will actually link the user to a contact form. Likewise, the phone number provided by the Organization will be a special number that will dial into a recording that will take messages and advise users to expect a response within a timeframe. This section will at the Organization’s option include the special Organization-provided Site phone number, as well as a web-based contact form that will capture the user’s name, address, phone, fax, email, and comments or questions.

h. Privacy and Security Policy: A link to the Organization’s privacy and security policy, legal disclaimer, and copyright notification will appear at the bottom of every page of the Site.

i. Navigation Bar: A navigation bar will appear on every page of the Site, allowing for easy movement around the Site. It is important to note that the main Site navigation will be dynamic, allowing key sections to be suppressed until the Organization has content and is ready to launch. Similarly, the dynamic navigation within the Spanish version will also permit the isolated suppression of Spanish sections that may not yet have translated content from the English version.

With the Site content fully populated, the main navigation will at the Organization’s option include the following items:

Home

Get Involved!

About the Organization

About Mexico

Media Center

MATT News

MATT Store

Special Thanks

Search

En Español

j. Search: A box providing access to the Site search engine will appear on the homepage, and users will be able to access the search from any page on the Site via the navigation bar. A comprehensive search engine utilizing the power of the Microsoft SQL will allow users to search the site. For each audio and video file, search terms, titles and abstracts will need to be associated based on its contents. If available, audio and video transcripts can be incorporated into the search as well.

k. Privacy and Security Policy: A link to the Organization’s privacy and security policy, legal disclaimer, and copyright notification will appear at the bottom of every page of the Site.

l. Retail. The Sponsor will provide a simple online store providing for the merchandising of up to fifty (50) items with a secured “shopping cart” and “check out” functionality, to include credit card processing.

m. En Español: This navigation item will allow users to dismiss the English copy and graphics and reload the homepage with Spanish graphics and copy. All subsequent pages will utilize the preferred language set.

Administrative Interface

The development of this Site includes the deployment of the Sponsor’s WebSAT™ site administration tool and the Sponsor’s Communications and Mobilization Center™ online communications tool.

1. Content Management: To manage workflow, the Organization’s WebSAT™ will be designed to notify the appropriate “publisher” or “editor” user(s) that updates to the Site have been submitted. This user will be able to link from the email notification to the approval screen, being prompted for proper login and password, of course. Once logged on, this administrative screen will allow them to review new or modified content and publish with a check of a box. If the content is not approved, a separate feature will prompt the administrator for comments that will be forwarded to the user with a directive for further modifications.

Inherent in the WebSAT™ is a hierarchy of user rights, roles and permissions. These rights can be administered from within the WebSAT™ solution by users with top-level authorization.

2. Email Tools & List Management: The email sign-up function within the Site will capture and create a database of user contact information. The Communications & Mobilization

Center™ (CMC) will provide the Organization with the tools needed to communicate with volunteers, members of the media, email update recipients and others pre-defined in the database.

Built into the WebSAT™ interface, the CMC will only accessible to authorized users and enables direct email communication. The system will allow users to modify their preferences, update their subscription list, or even unsubscribe. The system will also track the email open rate.

Built with an HTML template and allowing for a text-only version of the email, the CMC will be designed to reflect the Organization’s branding. Moreover, the select and sort options will be tailored to the options provided in the email profile form.

Integrated into the CMC solution will be the ability to add, delete or edit the database of email recipients. Included are search, sort, select and export capabilities, as well as screen and printable data reports.

3. Reports: Built into the WebSAT™ at the Organization’s option will be a special reporting section. Built to specifications determined in the design phase, these custom reports will provide volunteer and other critical data at a glance required for status and management reports.

4. Audit Trail: The WebSAT™ will also include an audit trail feature that will detail activity within WebSAT™ with user level detail. All reporting will be done from within the “Reports” section of the WebSAT™ and only top level users will have access to the report. The report will contain:

•	Name of user

•	Action user is performing (Add, Update, Delete, Change)

•	Area the user is performing the action

•	The new value of the record and the old value of the record

•	Date/Time the action is performed.

5. Automated Distribution: This system will be constructed to automatically generate and distribute news releases and other requested data. By virtue of publishing a new news release to the Site, this content syndication system will automatically be distributed to all users requesting said information.

EXHIBIT “B”

DELIVERABLES SCHEDULE

TASK NAME	DURATION	START	FINISH	RESOURCE NAME

PROYECTO MATT-QUEPASA	59 days	Fri 11/20/06	Wed 2/14/07

INFRAESTRUCTURA TARGETS	7 days	Mon 11/20/06	Fri 12/01/06

COMPRA E INSTALACION DE EQUIPO	5 days	Mon 11/20/06	Wed 11/29/06	QUEPASA

PROGRAMACION DE STUDENTS VOICES (JAVA)	12 days	Mon 11/20/06	Fri 12/08/06

VERSION BETA	10 days	Mon 11/20/06	Wed 12/06/06	QUEPASA

VERSION FINAL	2 days	Fri 11/24/06	Mon 11/27/06	QUEPASA

PROGRAMACION DE WEBSITE MATT (JAVA)	47 days	Tue 11/28/06	Wed 1/31/07

VERSION BETA	35 days	Tue 11/28/06	Mon 1/15/07	QUEPASA

MIGRACION DE INFORMATION	5 days	Tue 1/16/07	Mon 1/22/07	QUEPASA

VERSION FINAL	7 days	Tue 1/23/07	Wed 1/31/07	QUEPASA

CODIGO FUENTE Y PANTALLAS	57 days	Tue 11/28/06	Wed 2/14/07

STUDENTS VOICES	5 days	Tue 11/28/06	Mon 12/4/06	QUEPASA

WEBSITE MATT	5 days	Thu 2/1/07	Wed 2/7/07	QUEPASA

MODULOS ADICIONALES	5 days	Thu 2/8/07	Wed 2/14/07

PROJECT MATT-QUEPASA	59 days	Fri 11/20/06	Wed 2/14/07

INFRASTRUCTURE TARGETS	7 days	Mon 11/20/06	Fri 12/01/06

PURCHASE AND INSTALLATION OF EQUIPMENT	5 days	Mon 11/20/06	Wed 11/29/06	QUEPASA

STUDENT VOICES PROGRAMMING (JAVA)	12 days	Mon 11/20/06	Fri 12/08/06

BETA VERSION	10 days	Mon 11/20/06	Wed 12/06/06	QUEPASA

FINAL VERSION	2 days	Fri 11/24/06	Mon 11/27/06	QUEPASA

MATT WEBSITE PROGRAMMING (JAVA)	47 days	Tue 11/28/06	Wed 1/31/07

BETA VERSION	35 days	Tue 11/28/06	Mon 1/15/07	QUEPASA

DATA MIGRATION	5 days	Tue 1/16/07	Mon 1/22/07	QUEPASA

FINAL VERSION	7 days	Tue 1/23/07	Wed 1/31/07	QUEPASA

SOURCE CODE AND SCREENS LAYOUT	57 days	Tue 11/28/06	Wed 2/14/07

STUDENT VOICES	5 days	Tue 11/28/06	Mon 12/4/06	QUEPASA

MATT WEBSITE	5 days	Thu 2/1/07	Wed 2/7/07	QUEPASA

OTHER SOURCE CODE-COMPLETE	5 days	Thu 2/8/07	Wed 2/14/07	QUEPASA

EXHIBIT C

Web Hosting and Related Services

In addition to the standards set forth elsewhere in the Agreement, Sponsor shall comply with these service standards and response times and will provide Organization with detailed reports on a monthly or more regular basis showing status and results.

Servers and Security

Site to be hosted on Microsoft servers, available 99.99% of the time. Servers must be located in secured facilities, with restricted physical access for authorized individuals.

Base configuration (to be upgraded, as needed, to future, compatible technology of comparable industry standard): dedicated multiprocessor Dell PowerEdge 1750 servers, connected to a Dell PowerEdge 2600 with Dual 2.8gig Xeon P4 processors running Microsoft SQL Server. All servers to be protected at multiple layers by a leading firewall and leading server-based firewall software.

Available bandwidth and hardware to be monitored, projected, and made available as needed, including heightened activity that arises seasonally or in response to broadcast emails. Fifty (50) gigabytes (GB) of disk storage space, and five hundred (500) gigabytes per month bandwidth is included. Sponsor will provide additional bandwidth as required.

Databases shall be SQL or future, compatible technology of comparable industry standard.

All data shall reside on dedicated servers that shall not be used or contain any data for any purpose other than the provision of Services under this Agreement. Applications must reside on dedicated hardware/servers in such a way as not to be adversely affected by non-Organization-related applications that may be connected to that hardware.

Sponsor shall use 128-bit encryption or stronger cryptography for the transmission and storage of all user profile data (including all personally identifiable information) and all security data. In addition, Sponsor shall use 128-bit browser encryption.

All required secured certificates are included. Additional secured certificates with encryption using industry standard certificate authorities are available. Certificate and installation is $500.00 for first year is and $300.00 for each successive year.

Passwords must be securely conveyed after positive identification of an authorized recipient has been established. Unencrypted e-mail is not considered to be a secure mechanism and therefore shall not be used.

Access to user data, passwords, and all Website-related logs must be restricted to authorized representatives only.

Website Characteristics

1. Microsoft.Net framework or future, compatible technology of comparable industry standard.

2. HTML codes / meta tags and other features, content, and functionality designed to maximize “hits” and indexing on leading search engines.

Technical Services and Support

1. Transparent, secure migration of user data, applications, and Website operation from current configuration and service provider on or before such dates as appear on the “Deliverables Schedule” attached to this Agreement as Exhibit B.

2. 24x7 technical support. Response time of 1 hour or less to hardware failure.

3. Backup services to be provided on a nightly basis, including a complete copy of all Organization-related data to a live backup server using a direct copy technique. SQL tables to be set up within SQL to do a full copy backup after midnight and a transaction backup at noon, with those backup files to be copied to the live backup server nightly. In addition, full weekly backups (including all applications, data, and log files) to tape for historical and archival purposes.

4. Hosting management activities including the following:

i.	7x24 monitoring which includes:

1.	IIS Status

2.	TCPIP ICMP/Ping

3.	Intrusion Detection

4.	Database Insert Capabilities

5.	Bandwidth Utilization

ii.	Patch and Security Hot Fix management

1.	Patches are accumulated and tested on test servers with application to the production servers at least monthly. Maintenance usually takes place on a scheduled Saturday night starting at 11 pm Central time.

2.	Hot fixes are evaluated for security impact and are applied immediately if necessary. If reboots are required, hot fixes are applied at 11 pm Central time.

Reports

Reports shall contain the following information as well as other information to be included as deemed necessary by the Parties during the term of the Agreement:

•	System availability to include web pages, ordering tools, and active service

•	Total and average number of email contacts generated

•	Cause analysis and statistics for calls and emails to technical support

•	Statistics of the various pages on the Site (including “hits per day”, “enrollments per day”, and “unique users”)

•	Security-related events

•	Bandwidth utilization and trends

•	Other statistics mutually agreed between the Parties

Other

1. Sponsor shall not sell, rent, lend, trade, or lease any personal information collected through or provided by any Organization-related application, including but not limited to email lists, without prior written approval by an authorized representative of Organization.

Annex 1

THIS AGREEMENT made and effective as of                     , __, 200_, by and between Mexicans & Americans Thinking Together Foundation, Inc., a Delaware not-for-profit corporation (the “Organization”) and                                  (“Subcontractor”), a                                                                          .

WHEREAS the parties desire to enter into this Agreement for the purpose of confirming the nature of the parties’ relationship and the ownership of the Deliverables (as defined herein); and

WHEREAS, for purposes of this Agreement, “Deliverables” shall mean all copyrightable works including, without limitation: all images, illustrations, graphics, designs, multimedia, artwork, text; all computer software, source code and object code, script, programming code, HTML code, interfaces, protocols and data created, developed or customized by or with the cooperation of Subcontractor during the course of Subcontractor’s engagement by Quepasa Corporation (“Quepasa”) in connection with the provision of services for the design, development, implementation, operation and hosting of the Organization website pursuant to the Corporate Sponsorship Agreement and Management Services Agreement between Quepasa and Organization, including, but not limited to, the Deliverables listed on Schedule 1 attached hereto, and all inventions, designs, methods, processes, apparatus, machines, compositions of matter, articles of manufacture, works of authorship (including without limitation computer software and databases), marks, brands, logos, slogans, taglines, and all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (collectively “Intellectual Property”).

NOW, THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Organization shall own all right, title and interest in and to the Deliverables, including the Intellectual Property. To this end, the parties expressly agree that the Deliverables shall be considered a work made for hire for Organization as that term is defined in § 101 of the 1976 Copyright Act.

2. To the extent that the Deliverables are determined by a court of competent jurisdiction or the Register of Copyrights not to be a work made for hire (or if ownership of all rights therein do not or did not otherwise vest exclusively in Organization), Subcontractor hereby irrevocably assigns to Organization all right, title and interest to the Deliverables, including the Intellectual Property worldwide and agrees to execute any and all documents deemed necessary or appropriate by Organization to effectuate a complete transfer of ownership of all rights, including but not limited to copyright rights, to Organization throughout the world.

3. Subcontractor hereby expressly waives any “artist’s rights” or “moral rights” he/she might otherwise have in the Deliverables, including the Intellectual Property.

4. Subcontractor acknowledges that at all times, Subcontractor is acting as an independent contractor and not as an agent, employee or representative of Organization.

5. To the extent any of the Deliverables incorporate Intellectual Property owned by Subcontractor, Subcontractor hereby grants an irrevocable, worldwide, nonexclusive, royalty-free, paid in full license to Organization to use said Intellectual Property.

6. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes any prior or inconsistent oral or written agreements or understandings between the parties.

7. This Agreement may not be modified except pursuant to a written instrument signed by both parties.

IN WITNESS THEREOF, Organization and Subcontractor have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date first above written.

Mexicans & Americans Thinking Together Foundation, Inc.

By:	By:
Date:	Date:

Schedule 1

[Deliverables]